Back to Contents

EXHIBIT 23.0

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File Nos. 33-61809, 333-64090, 333-52369, 333-52369-01, 333-52369-02) and S-8 (File Nos. 333-52468, 333-25945-99, 002-91384-99, 003-59739-99, 333-88912 and 333-101524) of Foster Wheeler Ltd. of our report dated March 25, 2003 except for Note 24 as to which the date is June 18, 2003, relating to the consolidated financial statements which appear in this Form 10-K/A. We also consent to the incorporation by reference of our report dated March 25, 2003 relating to the consolidated financial statement schedules, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Florham Park, New Jersey
June 18, 2003